SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report
(Date of earliest event reported) October 14, 2002
                                  ----------------




                          GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On October 15, 2002, a news release was issued on the subject of third quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the third quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated October 14, 2002.


   - GM EARNED $696 MILLION, OR $1.24 PER SHARE, EXCLUDING SPECIAL ITEMS AND HUGHES
   - NET LOSS TOTALS $804 MILLION, OR $1.42 PER SHARE, INCLUDING HUGHES AND SPECIAL ITEMS
   -  STRONG CASH FLOW AND MARKET SHARE PERFORMANCE
   -  2002 EARNINGS ESTIMATED AT $6.75 PER SHARE, UP FROM $6.50

DETROIT - General Motors Corp. (NYSE: GM, GMH) today reported that earnings in the third quarter of 2002, excluding special items and Hughes, totaled $696 million, or $1.24 diluted earnings per share of GM $1-2/3 par value common stock, an improvement of more than 30 percent compared with the same period last year.

The increase was primarily driven by strong market performance and aggressive cost reductions at GM North America (GMNA), and continuing strength at General Motors Acceptance Corp. (GMAC). The results compare with income of $527 million, or $0.94 per share, in the third quarter of 2001, excluding Hughes and special items.

Including Hughes and special items, GM had a reported net loss of $804 million, or $1.42 diluted earnings per share, compared with a loss of $368 million, or $0.41 per share, in the third quarter of 2001.

The third-quarter-2002 results include special items totaling an unfavorable $1.42 billion, or $2.62 per share. This includes an unfavorable $1.37 billion after-tax ($2.2 billion pretax) non-cash impairment write-down of GM's investment in Fiat Auto Holdings, B.V., resulting from the completion of the previously announced study of GM's original $2.4 billion carrying value for that investment; an unfavorable $116 million after-tax ($186 million pretax) net charge related to post-employment benefits and asset write-downs as a result of changes in GMNA's production footprint -- primarily costs associated with the transfer of commercial truck production from Janesville, Wis., to Flint, Mich.; and a favorable $68 million after-tax ($109 million pretax) net gain at Hughes primarily resulting from the sale of equity interests. Special items in the third quarter of 2001 totaled an unfavorable $753 million, or $1.26 per share.

GM financial results described throughout the remainder of this release exclude special items unless otherwise noted (see Highlights).

"The strong performance by GM North America and GMAC demonstrate our ability to produce improved results despite a difficult pricing environment," said GM Chairman Jack Smith.

"A steady stream of successful products and a rigorous cost focus continue to move us in the right direction," said GM President and Chief Executive Officer Rick Wagoner. "We're designing winning cars and trucks, producing them efficiently, and maintaining our leadership position in the market. Our operations in North America are running very well, and we're striving for the same level of performance in other regions. We continue to face challenges, but our strong operating performance is the key to addressing them."

GM's net liquidity, excluding GMAC and Hughes, increased approximately $700 million from June 30, 2002, to $3.3 billion at Sept. 30, 2002. Automotive operations generated about $600 million of cash flow during the quarter. On that same basis, cash, marketable securities, and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in short-term fixed-income securities increased to $18.2 billion at Sept. 30, 2002, from $17.6 billion at June 30, 2002. Debt, excluding GMAC and Hughes, decreased slightly to $14.9 billion at the end of the third quarter of 2002, compared with $15.0 billion at June 30, 2002.

Strong cash generation is vital to meet the challenges posed by weak returns in the equity markets and the increasing cost of employee benefits that continue to adversely affect GM's balance sheet. GM disclosed today that through the first nine months of 2002 the return on assets held in the U.S. hourly and salaried employee pension funds was approximately negative 10 percent. During this same period, the overall U.S. equities market declined more than 25 percent, as measured by the major stock indices. The fund performance year to date, combined with other factors, is expected to result in a significant increase in the unfunded status of the pension funds and an increase in 2003 pension expense.


                            GM AUTOMOTIVE OPERATIONS

GM's global automotive operations earned $345 million in the third quarter of 2002, an increase of more than 60 percent compared with the $212 million earned in the prior-year period.

Income at GM North America (GMNA) increased more than 14 percent in the third quarter of 2002 to $510 million, compared with $445 million earned in the year-ago period. Production volume increased 5.6 percent. The pricing environment continued to be challenging, with net price retention totaling a negative 2.2 percent in the third quarter of 2002. Strong cost performance more than offset the pricing pressures.

Continuing the trend so far this year, GM's overall U.S. market share increased again in the third quarter of 2002, with this year's 28.0 percent share up 0.3 points versus the same quarter last year. Retail market share continued to show strong growth. Trucks accounted for about 57 percent of total sales in the third quarter, compared with 53 percent in the same period last year.

"The improved vehicle sales and increased share were the result of excellent consumer acceptance of our new cars and trucks, combined with a focus on being competitive in the marketplace," Wagoner said. "As we continue to leverage our global resources and bring out more new and exciting products, we plan to remain the market leader globally and in North America, and improve our position in other regions."

Major product enhancements introduced in the third quarter include the restyled Chevrolet Silverado and GMC Sierra, and updated versions of Chevrolet Cavaliers, Pontiac Sunfires, and Saturn L series. They follow the introduction earlier this year of extended versions of the popular Chevy TrailBlazer and GMC Envoy, along with the all-new HUMMER H2. Coming to market later this year and in 2003 are the Saturn ION sedan and coupe, all-new versions of the Saab 9-3 sedan and convertible, the Chevy SSR, the Pontiac Grand Prix, the Chevy Malibu, the Cadillac XLR luxury high-performance roadster, the Cadillac SRX crossover vehicle, the Buick Rainier sport utility vehicle, and the Opel Vectra Signum, Vectra Wagon, and the new Meriva monocab in Europe.

GM Europe (GME) reported a loss of $180 million in the third quarter of 2002, an improvement from the $287 million loss in the year-ago period. Compared with the same period last year, the significant progress in reducing material and structural costs more than offset a decline in vehicle sales and costs associated with the launch of the all-new Saab 9-3. GME continued to face weak market conditions, particularly in Germany, and a challenging pricing environment.

"GM Europe's turnaround remains a top priority. We've made very good progress on the cost side, and now the focus is on improving revenue growth," Wagoner said. "We expect that the strong products coming from Opel/Vauxhall and Saab will lead to improved sales."

GM Asia-Pacific reported a profit of $76 million in the third quarter of 2002 compared with earnings of $60 million a year ago, led by continued strong performance at Shanghai GM and GM's Australia-based Holden unit. GM Latin America/Africa/Mid-East (GMLAAM) reported a loss of $61 million in the third quarter of 2002 compared with a loss of $6 million a year ago. Results were negatively affected by unfavorable economic and market conditions in Brazil, Venezuela and Argentina. On the positive side, GM's market share in the region increased significantly to 18.2 percent in the third quarter of 2002, compared with 15.8 percent in the prior-year period.

                                      GMAC

GMAC earned $476 million in the third quarter of 2002, an increase of nearly 9 percent from third-quarter earnings of $437 million a year ago. The increase was more than accounted for by improvements in mortgage operations, resulting from increased volumes and fees.

"GMAC's capital position has strengthened significantly," Wagoner said. "Based on estimated asset and earnings growth next year, GMAC's leverage should remain stable without any need for incremental capital from GM."

                                     HUGHES

Hughes lost $81 million in the third quarter of 2002, an improvement compared with the loss of $142 million in the prior-year quarter, primarily because of stronger performance by DIRECTV U.S. Revenue totaled $2.2 billion in the third quarter of 2002, up from $2.1 billion in the same quarter last year, led by the growing subscriber base of DIRECTV. Total DIRECTV U.S. subscriptions increased approximately 206,000 from the second quarter of 2002 to 10.9 million.

Despite the unfavorable initial review by the Federal Communications Commission
(FCC) GM, Hughes and EchoStar continue to work with the FCC and the U.S. Justice Department to resolve any concerns about the plan to split off Hughes and merge the company with EchoStar Communications Corp. GM believes this transaction is in the best interest of consumers, and all classes of shareholders, and will work aggressively to obtain approval.

                                  LOOKING AHEAD

General Motors expects total U.S. industry vehicle sales for 2002 will be approximately 17 million units. North American production is forecast at about
1.4 million vehicles in the fourth quarter of 2002, and more than 5.6 million vehicles in calendar year 2002.

For the fourth quarter of 2002, GM estimates its earnings, excluding Hughes and any special items, will be about $1.50 per share, reflecting higher volume and solid results in North America and at GMAC, partially offset by continued losses in Europe and Latin America.

GM expects 2002 earnings will be about $6.75 per share, excluding special items and Hughes. Including Hughes, but excluding special items, GM expects to earn approximately $1.40 per share in the fourth quarter of 2002 and $6.35 per share for the calendar year.

For 2003, GM expects moderate economic growth and resulting U.S. industry sales in the mid-to-high-16 million-unit range.

General Motors, the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide, and has been the global automotive sales leader since 1931. More information on GM can be found at www.gm.com.


                                    # # #


In this press release and related comments by General Motors management, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-15, 16) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel or interruptions in transportation systems, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

In connection with the proposed transactions, General Motors Corporation ("GM"), HEC Holdings, Inc. ("Hughes Holdings") and EchoStar Communications Corporation ("EchoStar") have filed amended preliminary materials with the Securities and Exchange Commission ("SEC"), including a Registration Statement of Hughes Holdings on Form S-4 that contains a consent solicitation statement/information statement/prospectus. These materials are not yet final and will be further amended. Holders of GM $1-2/3 and GM Class H common stock are urged to read the definitive versions of these materials, as well as any other relevant documents filed or that will be filed with the SEC, as they become available, because these documents contain or will contain important information. The preliminary materials, the definitive versions of these materials and other relevant materials (when they become available), and any other documents filed by GM, Hughes Electronics Corporation ("Hughes"), Hughes Holdings or EchoStar with the SEC may be obtained for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the amended preliminary consent solicitation statement/information statement/prospectus filed with the SEC and the definitive consent solicitation statement/information statement/prospectus when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes, Hughes Holdings or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all; (3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)

                                           Third Quarter 2002
                               ----------------------------------------

                                                 Other  Total   Diluted
                                 GMNA  Hughes     ACO    GM      EPS
                                -----  ------    ----- ------  --------

   Reported Net Income
     (Loss)                     $394    $(13) $(1,463) $(804)  $(1.42)

   Write-down of
     Fiat Investment (A)           -       -    1,371  1,371     2.44

   GMNA Production Footprint(B)  116       -        -    116     0.21

   Hughes Sale of Equity
    Interests (C)                  -     (68)       -    (68)   (0.03)

                                 ---     ---      ---    ---     ----
   Adjusted Net Income (Loss)   $510    $(81)    $(92)  $615    $1.20
                                 ===     ===      ===    ===     ====


                                            Year to Date 2002
                               ------------------------------------------

                                                    Other   Total Diluted
                             GMNA    GME    Hughes   ACO     GM     EPS
                             ----    ---    ------  -----   ----- -------

   Reported Net Income
     (Loss)                $2,267   $(882) $(325) $(1,604)    $716  $1.63

   Write-down of
     Fiat Investment (A)        -       -      -    1,371    1,371   2.43

   GMNA Production
    Footprint(B)              116       -      -        -      116   0.20

   Hughes Sale of Equity
     Interests (C)              -       -    (68)       -      (68) (0.04)

   GME End of Life Vehicle
     Charge (D)                 -      55      -        -       55   0.10

   GME Restructuring
     Charge (E)                 -     407      -        -      407   0.73

   Hughes Space Shuttle
     Settlement (F)             -       -    (59)       -      (59) (0.04)

   Hughes GECC Contractual
     Dispute (G)                -       -     51        -       51   0.03

   Hughes Loan Guarantee
     Charge (H)                 -       -     18        -       18   0.01
                            -----     ---    ---      ---     ----   ----
   Adjusted Net Income
     (Loss)                $2,383   $(420) $(383)   $(233)  $2,607  $5.05
                            =====     ===    ===      ===    =====   ====


See Notes on next page.

                           General Motors Corporation
                        List of Special Items - After Tax


(A) The Write-down of the Fiat Investment relates to the completion of the previously announced impairment study of the carrying value of Fiat Auto Holdings, B.V.. This charge reduced the value of the Fiat investment from $2.4 billion to $220 million.
(B) The GMNA Production Footprint charge primarily relates to costs associated with the transfer of commercial truck production from Janesville, Wis., to Flint, Michigan.
(C) The Hughes Sale of Equity Interests relates primarily to the investment in the multimedia company Thomson.
(D) The GME End of Life Vehicle Charge relates to the European Union's directive requiring member states to enact legislation regarding end-of-life vehicles to the responsibility of manufacturers for dismantling and recycling vehicles they have sold. This charge of $55 million relates to those member states that have passed national laws by June 30, 2002.
(E) The GME Restructuring Charge relates to the initiative implemented in the first quarter of 2002 to improve the competitiveness of GM's automotive operations in Europe.
(F) The Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government on March 22, 1991, based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle.
(G) The GECC Contractual Dispute relates to an expected loss associated with a contractual dispute with General Electric Capital Corporation.
(H) The Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems' affiliate in India.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)


                                           Third Quarter 2001
                               ----------------------------------------

                                                 Other  Total   Diluted
                                GMNA   Hughes     ACO    GM      EPS
                                -----  ------    ----- ------  --------

   Reported Net Income (Loss)   $251   $(227)   $(595) $(368)  $(0.41)

   Ste. Therese Charge (A)       194       -        -    194     0.35

   Raytheon Settlement (B)         -       -      474    474     0.86

   Gain on Sale of Thomson (C)     -     (67)       -    (67)   (0.04)

   SkyPerfecTV! Writedown (D)      -     133        -    133     0.08

   Severance Charge (E)            -      40        -     40     0.02

   DirecTV Japan Adjustment (F)    -     (21)       -    (21)   (0.01)
                                 ---     ---      ---    ---     ----
   Adjusted Net Income (Loss)   $445   $(142)   $(121)  $385    $0.85
                                 ===     ===      ===    ===     ====

(A) The Ste. Therese Charge relates to the closing of the Ste. Therese, Quebec assembly plant.
(B) The Raytheon Settlement relates to Hughes' settlement with the Raytheon Company of a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense.
(C) The Gain on Sale of Thomson relates to Hughes' sale of 4.1 million shares of Thomson Multimedia common stock.
(D) The SkyPerfecTV! Writedown relates to Hughes' non-cash charge from the revaluation of its investment.
(E) The Severance Charge relates to Hughes' 10% company-wide workforce reduction in the U.S.
(F) The DirecTV Japan Adjustment relates to a favorable adjustment to the expected costs associated with the shutdown of Hughes' DirecTV Japan business.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)


                                         Year to Date 2001
                              ----------------------------------------
                                                                 Other
                              GMNA    GME   GMLAAM GMAP  Hughes   ACO
                              ----    ---   ------ ----  ------  -----

   Reported Net Income (Loss)  $878  $(525)  $30  $(82)  $(487) $(796)

   Ste. Therese Charge (A)      194      -     -     -       -      -

   Raytheon Settlement (B)        -      -     -     -       -    474

   Gain on Sale of Thomson (C)    -      -     -     -     (67)     -

   SkyPerfecTV! Writedown (D)     -      -     -     -     133      -

   Severance Charge (E)           -      -     -     -      40      -

   DirecTV Japan Adjustment (F)   -      -     -     -     (21)     -

   Isuzu Restructuring (G)        -      -     -   133       -      -

   SFAS 133 Adjustment (H)       14     (2)    1     1       8      -
                              -----    ---   ---   ---     ---    ---
   Adjusted Net Income(Loss) $1,086  $(527)  $31   $52   $(394) $(322)
                              =====    ===    ==    ==     ===    ===


                               Total           Other   Total   Diluted
                                ACO     GMAC    FIO     GM       EPS
                               -----   ------  -----   -----   -------

   Reported Net Income (Loss)  $(982)  $1,351  $(23)    $346    $1.16

   Ste. Therese Charge (A)       194        -     -      194     0.35

   Raytheon Settlement (B)       474        -     -      474     0.86

   Gain on Sale of Thomson (C)   (67)       -     -      (67)   (0.04)

   SkyPerfecTV! Writedown (D)    133        -     -      133     0.08

   Severance Charge (E)           40        -     -       40     0.02

   DirecTV Japan Adjustment (F)  (21)       -     -      (21)   (0.01)

   Isuzu Restructuring (G)       133        -     -      133     0.24

   SFAS 133 Adjustment (H)        22      (34)    -      (12)   (0.03)
                                 ---    -----   ---     ----     ----
   Adjusted Net Income (Loss)   $(74)  $1,317  $(23)  $1,220    $2.63
                                  ==    =====    ==    =====     ====

      See page 9 for footnotes (A) - (F).

   G) The Isuzu Restructuring Charges include General Motors' portion of severance payments and asset impairments that were part of the second quarter restructuring of its affiliate Isuzu Motors Ltd.

   H) The SFAS 133 Adjustment represents the net impact during the first quarter 2001 from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities.

                           General Motors Corporation
                      Adjusted Corporate Financial Results

                                     Third Quarter        Year to Date
                                    ---------------      --------------
                                    2002(1)    2001(1)   2002(1)   2001(1)
                                    ----       ----      ----      ----

     Total net sales and
      revenues ($Mil's) (2)       $43,603   $42,475   $138,161  $131,318
      Excluding Hughes            $41,400   $40,362   $131,676  $125,285

     Consolidated net
      income ($Mil's)                $615      $385     $2,607    $1,220
      Excluding Hughes               $696      $527     $2,990    $1,614

     Net margin from
      consolidated net income         1.4%      0.9%       1.9%      0.9%
      Excluding Hughes                1.7%      1.3%       2.3%      1.3%

     GM $1-2/3 par value
      earnings per share
      Basic EPS                     $1.20     $0.86      $5.09     $2.65
      Diluted EPS                   $1.20     $0.85      $5.05     $2.63
      Diluted EPS excluding Hughes  $1.24     $0.94      $5.29     $2.90

     GM Class H
      earnings per share
      Basic EPS                    $(0.06)   $(0.13)    $(0.32)   $(0.36)
      Diluted EPS                  $(0.06)   $(0.13)    $(0.32)   $(0.36)

     Earnings attributable to
      GM $1-2/3 par value ($Mil's)
      Consolidated net income        $615      $385     $2,607    $1,220
      Preferred dividends               -       (25)       (47)      (76)
      Losses attributable
        to GM Class H                  57       113        293       314
                                      ---       ---      -----     -----
        Total earnings attributable
         to GM $1-2/3 par value      $672      $473     $2,853    $1,458
                                      ===       ===      =====     =====

     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    560       551        560       549
      Diluted shares                  561       558        565       556

     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $1.50     $1.50
      GM Class H                        -         -          -         -

     Book value per share of
      common stocks at Sept. 30
      GM $1-2/3 par value          $25.41    $37.44
      GM Class H                    $5.08     $7.49

     Total cash at Sept. 30
      Excluding Hughes($Bil's) (3)  $18.2     $11.0

     Automotive, Communications
      Services, and Other
      Operations ($Mil's)
      Depreciation                 $1,108    $1,071     $3,293    $3,239
      Amortization of special
        tools                         645       609      1,859     1,747
      Amortization of intangible
        assets                         10        80         22       238
                                    -----     -----      -----     -----
        Total                      $1,763    $1,760     $5,174    $5,224
                                    =====     =====      =====     =====

     See footnotes on page 15.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2002(1)    2001(1)   2002(1)   2001(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Total net sales and revenues
      GMNA                        $26,355   $26,269    $85,580   $79,492
      GME                           5,564     5,117     17,149    17,616
      GMLAAM                        1,161     1,312      3,768     4,446
      GMAP                          1,158     1,000      3,344     3,138
                                   ------    ------    -------   -------
        Total GMA                  34,238    33,698    109,841   104,692
      Hughes                        2,203     2,113      6,485     6,033
      Other                           241       486      1,876     1,467
                                   ------    ------    -------   -------
        Total ACO                  36,682    36,297    118,202   112,192
      GMAC                          6,799     6,116     19,727    18,915
      Other Financing                 122        62        232       211
                                   ------    ------    -------   -------
        Total FIO                   6,921     6,178     19,959    19,126
                                   ------    ------    -------   -------
         Consolidated net sales
           and revenues           $43,603   $42,475   $138,161  $131,318
                                   ======    ======    =======   =======

     Pre-tax income (loss)
      GMNA                           $734      $641     $3,360    $1,523
      GME                            (248)     (400)      (564)     (747)
      GMLAAM                          (96)      (11)      (234)       71
      GMAP                              9         9        (35)       44
                                      ---       ---      -----     -----
        Total GMA                     399       239      2,527       891
      Hughes (4)                     (104)     (173)      (548)     (573)
      Other                          (177)     (143)      (407)     (402)
                                      ---       ---      -----     -----
        Total ACO                     118       (77)     1,572       (84)
      GMAC                            789       710      2,223     2,142
      Other Financing                 (24)      (11)       (34)      (34)
                                      ---       ---      -----     -----
        Total FIO                     765       699      2,189     2,108
                                      ---       ---      -----     -----
        Consolidated pre-tax
         income                      $883      $622     $3,761    $2,024
                                      ===       ===      =====     =====



     Net income (loss)
      GMNA                           $510      $445     $2,383    $1,086
      GME                            (180)     (287)      (420)     (527)
      GMLAAM                          (61)       (6)      (174)       31
      GMAP                             76        60        122        52
                                      ---       ---      -----     -----
        Total GMA                     345       212      1,911       642
      Hughes (4)(5)                   (81)     (142)      (383)     (394)
      Other                           (92)     (121)      (233)     (322)
                                      ---       ---      -----     -----
        Total ACO                     172       (51)     1,295       (74)
      GMAC                            476       437      1,346     1,317
      Other Financing                 (33)       (1)       (34)      (23)
                                      ---       ---      -----     -----
        Total FIO                     443       436      1,312     1,294
                                      ---       ---      -----     -----
         Consolidated net income     $615      $385     $2,607    $1,220
                                      ===       ===      =====     =====


     See footnotes on page 15.

                           General Motors Corporation
                Supplementary Adjusted Segment Financial Results

                                     Third Quarter        Year to Date
                                    ---------------      --------------
                                    2002(1)    2001(1)   2002(1)   2001(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Income tax expense (benefit)
      GMNA                           $232      $179       $987      $387
      GME                             (63)     (112)      (110)     (212)
      GMLAAM                          (47)       (8)       (79)       21
      GMAP                             21       (12)        12         7
                                       --        --        ---       ---
        Total GMA                    $143       $47       $810      $203
                                      ===        ==        ===       ===

     Equity income (loss) and
      minority interests
      GMNA                             $8      $(17)       $10      $(50)
      GME                               5         1         34         8
      GMLAAM                          (12)       (3)       (19)      (19)
      GMAP                             88        39        169        15
                                       --        --         --        --
        Total GMA                     $89       $20       $194      $(46)
                                       ==        ==        ===        ==


     Effective income tax rate
      GMNA                           31.6%     27.9%      29.4%     25.4%
      GME                            25.4%     28.0%      19.5%     28.4%
      GMLAAM                         49.0%     72.7%      33.8%     29.6%
      GMAP                          233.3%   (133.3%)    (34.3%)    15.9%
      Total ACO                      29.0%     33.8%      29.0%     31.0%

     Net margins
      GMNA                            1.9%      1.7%       2.8%      1.4%
      GME                            (3.2%)    (5.6%)     (2.4%)    (3.0%)
      GMLAAM                         (5.3%)    (0.5%)     (4.6%)     0.7%
      GMAP                            6.6%      6.0%       3.6%      1.7%
      Total GMA                       1.0%      0.6%       1.7%      0.6%
      Hughes (4)(5)                  (3.7%)    (6.7%)     (5.9%)    (6.5%)
      Total ACO                       0.5%     (0.1%)      1.1%     (0.1%)
      GMAC                            7.0%      7.1%       6.8%      7.0%
      Consolidated net income         1.4%      0.9%       1.9%      0.9%



     See footnotes on page 15.

                           General Motors Corporation
                              Operating Statistics

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2002       2001      2002      2001
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           482        513      1,555    1,572
      United States - Trucks         639        597      2,056    1,815
                                   -----      -----      -----    -----
        Total United States        1,121      1,110      3,611    3,387
      Canada, Mexico, and Other      152        146        581      483
                                   -----      -----      -----    -----
        Total GMNA                 1,273      1,256      4,192    3,870
      GME                            364        396      1,225    1,359
      GMLAAM                         162        154        476      500
      GMAP                           119        121        313      360
                                   -----      -----      -----    -----
        Total Worldwide            1,918      1,927      6,206    6,089
                                   =====      =====      =====    =====
     Vehicle Unit Deliveries
      Chevrolet - Cars               187        179        585      637
      Chevrolet - Trucks             485        432      1,431    1,321
      Pontiac                        132        138        401      419
      GMC                            151        123        415      392
      Buick                          135        119        324      301
      Oldsmobile                      38         53        123      189
      Saturn                          66         49        212      200
      Cadillac                        56         46        145      125
      Other                           21         14         48       40
                                   -----      -----      -----    -----
        Total United States        1,271      1,153      3,684    3,624
      Canada, Mexico, and Other      183        166        572      514
                                   -----      -----      -----    -----
        Total GMNA                 1,454      1,319      4,256    4,138
      GME                            387        418      1,267    1,421
      GMLAAM                         169        159        483      498
      GMAP                           171        137        449      387
                                   -----      -----      -----    -----
        Total Worldwide            2,181      2,033      6,455    6,444
                                   =====      =====      =====    =====
     Market Share
      United States - Cars          25.1%      26.6%      25.4%    27.2%
      United States - Trucks        30.6%      28.6%      30.6%    28.4%
        Total United States         28.0%      27.7%      28.1%    27.8%
      Total North America           27.6%      27.2%      27.8%    27.4%
      Total Europe                   8.6%       9.0%       8.7%     9.3%
      Latin America (6)             24.5%      22.3%      23.7%    22.1%
      Asia and Pacific               4.7%       4.2%       4.2%     3.9%
        Total Worldwide             15.2%      14.8%      14.8%    14.9%
     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          31.0%      29.3%      28.6%    28.9%
      % Fleet Sales - Trucks        10.9%      12.1%      11.6%    14.0%
        Total Vehicles              19.6%      20.2%      19.0%    21.3%
     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                   8.6%      12.5%
     Days Supply of Inventory
      at Sept. 30
      United States - Cars            75         63
      United States - Trucks          96         95
     Capacity Utilization
      U.S. and Canada
      (2 shift rated)               86.8%      84.5%      85.6%    78.4%

     GMNA Net Price                 (2.2)%     (2.1)%

     See footnotes on page 15.

                           General Motors Corporation
                              Operating Statistics

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2002       2001      2002      2001
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  4.31%      5.04%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         340 bp     205 bp
      5 Year                         360 bp     230 bp
      10 Year                        380 bp     245 bp

     Worldwide Employment
      at Sept. 30 (in 000's)
      United States Hourly           120        126
      United States Salary            40         42
                                     ---        ---
        Total United States          160        168
      Canada, Mexico, and Other       33         33
                                     ---        ---
      GMNA                           193        201
      GME                             68         74
      GMLAAM                          23         24
      GMAP                            11         11
      Hughes                          12         11
      GMAC                            31         29
      Other                           12         13
                                     ---        ---
        Total                        350        363
                                     ===        ===

     Worldwide Payrolls ($Bil's)    $5.1       $4.9        $15.5     $15.0

     Footnotes:
     ---------
(1) Adjusted amounts for all periods represent the reported amounts excluding the effects of special items as detailed on pages 7 and 8.
(2) The reported total net sales and revenues totaled ($Mil's): Q3 2002 - $43,578, Year-to-Date 2002 - $138,107, Q3 2001 -
    $42,475, and Year-to-Date 2001 $131,310.
(3) Represents total cash for Automotive, Communications Services, and Other Operations, excluding Hughes, which includes cash and marketable securities, as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
(4) The Q3 2001 and Year-to-Date 2001 amounts exclude the effects of purchase accounting adjustments related to General
    Motors' acquisition of Hughes in 1985. This purchase accounting adjustment is not recorded in 2002 because the related goodwill is no longer being amortized effective January 1, 2002 in accordance with SFAS No.
    142, Goodwill and Other Intangible Assets.
(5) Excludes Hughes Series A Preferred Stock dividends paid to General
    Motors.
(6) Latin America excludes the Middle East and Africa.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                   Three Months Ended    Nine Months Ended
                                      September 30,        September 30,
                                      -------------        -------------
                                    2002      2001        2002       2001
                                    ----      ----        ----       ----
                                (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues      $43,578   $42,475      $138,107  $131,310
                                   ------    ------       -------   -------
Cost of sales and other expenses   36,774    34,946       113,517   106,757
Selling, general, and
  administrative expenses           6,173     5,926        17,944    17,171
Interest expense                    2,036     1,888         5,916     6,238
                                   ------    ------       -------   -------
  Total costs and expenses         44,983    42,760       137,377   130,166
                                   ------    ------       -------   -------
Income (loss) before income
  taxes and minority interests     (1,405)     (285)          730     1,144
Income tax expense                   (551)       76           137       588
Equity income/(loss) and
  minority interests                   50        (7)          123      (210)
                                      ---       ---           ---       ---
  Net income (loss)                  (804)     (368)          716       346
Dividends on preference stocks          -       (25)          (47)      (76)
                                      ---       ---           ---       ---
  Earnings attributable to
    common stocks                   $(804)    $(393)         $669      $270
                                      ===       ===           ===       ===

Basic earnings (losses) per
  share attributable to
  common stocks
Earnings per share attributable
  to $1-2/3 par value              $(1.42)   $(0.41)        $1.65     $1.18
                                     ====      ====          ====      ====
Earnings per share attributable
  to Class H                       $(0.01)   $(0.19)       $(0.28)   $(0.43)
                                     ====      ====          ====      ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
Earnings per share attributable
  to $1-2/3 par value              $(1.42)   $(0.41)        $1.63     $1.16
                                     ====      ====          ====      ====
Earnings per share attributable
  to Class H                       $(0.01)   $(0.19)       $(0.28)   $(0.43)
                                     ====      ====          ====      ====

                  CONSOLIDATED STATEMENTS OF INCOME - concluded
                                   (Unaudited)


                                   Three Months Ended    Nine Months Ended
                                      September 30,        September 30,
                                      -------------        -------------
                                    2002      2001        2002       2001
                                    ----      ----        ----       ----
                                           (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES,
AND OTHER OPERATIONS

Total net sales and revenues      $36,657   $36,297      $118,148  $112,192
                                   ------    ------       -------   -------
Cost of sales and other expenses   34,868    32,861       107,540   100,537
Selling, general, and
  administrative expenses           3,645     4,107        11,153    11,837
  Total costs and expenses         38,513    36,968       118,693   112,374
                                   ------    ------       -------   -------
Interest expense                      242       216           706       529
Net expense from transactions with
  Financing and Insurance Operations   72        97           208       315
                                    -----      ----         -----    ------
Income (loss) before income taxes
  and minority interests           (2,170)     (984)       (1,459)   (1,026)
Income tax expense (benefit)         (835)     (181)         (684)    (194)
Equity income/(loss) and
  minority interests                   88        (1)          179      (150)
                                    -----       ---           ---      ----
   Net (loss) - Automotive,
    Communications Services,
    and Other Operations          $(1,247)    $(804)        $(596)    $(982)
                                    =====       ===           ===       ===


FINANCING AND INSURANCE OPERATIONS

Total revenues                     $6,921    $6,178       $19,959   $19,118
                                    -----     -----        ------    ------

Interest expense                    1,794     1,672         5,210     5,709
Depreciation and amortization
  expense                           1,395     1,477         4,109     4,429
Operating and other expenses        2,267     1,854         6,231     5,420
Provision for financing and
  insurance losses                    772       573         2,428     1,705
                                    -----     -----        ------    ------
  Total costs and expenses          6,228     5,576        17,978    17,263
                                    -----     -----        ------    ------
Net income from transactions
  with Automotive,
  Communications Services,
  and Other Operations                (72)      (97)         (208)     (315)
                                      ---       ---           ---      ----
Income before income taxes and
  minority interests                  765       699         2,189     2,170
Income tax expense                    284       257           821       782
Equity income/(loss) and
 minority interests                   (38)       (6)          (56)      (60)
                                      ---       ---         -----      ----
  Net income - Financing and
    Insurance Operations             $443      $436        $1,312    $1,328
                                      ===       ===         =====     =====

                           CONSOLIDATED BALANCE SHEETS

                                              Sept. 30,               Sept. 30,
                                                 2002     Dec. 31,      2001
GENERAL MOTORS CORPORATION AND SUBSIDIARIES  (Unaudited)   2001     (Unaudited)
                                              ---------    ----      ---------
                                                   (dollars in millions)
                 ASSETS

Automotive, Communications Services,
 and Other Operations
Cash and cash equivalents                     $14,670     $8,432       $7,899
Marketable securities                           1,360        790          829
                                              -------     ------     --------
  Total cash and marketable securities         16,030      9,222        8,728
Accounts and notes receivable
  (less allowances)                             5,649      5,406        6,200
Inventories (less allowances)                  10,673     10,034       10,508
Equipment on operating leases
  (less accumulated depreciation)               4,524      4,524        4,974
Deferred income taxes and other current assets  9,061      7,877        8,751
                                              -------    -------      -------
  Total current assets                         45,937     37,063       39,161
Equity in net assets of nonconsolidated
  associates                                    5,045      4,950        4,913
Property - net                                 35,071     34,908       34,555
Intangible assets - net                        13,796     13,721        7,675
Deferred income taxes                          22,884     22,294       15,930
Other assets                                   14,610     17,274       30,984
                                              -------    -------     --------
  Total Automotive, Communications Services,
    and Other Operations assets               137,343    130,210      133,218
Financing and Insurance Operations
Cash and cash equivalents                       7,338     10,123       10,530
Investments in securities                      12,828     10,669        9,598
Finance receivables - net                     107,808     99,813       90,190
Investment in leases and other receivables     35,964     34,618       36,441
Other assets                                   46,395     36,979       33,624
Net receivable from Automotive, Communications
  Services, and Other Operations                  529      1,557        1,243
                                              -------    -------      -------
  Total Financing and Insurance
    Operations assets                         210,862    193,759      181,626
                                              -------    -------      -------
Total assets                                 $348,205   $323,969     $314,844
                                              =======    =======      =======


               LIABILITIES AND STOCKHOLDERS' EQUITY

Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)          $19,851    $18,297      $19,335
Loans payable                                   1,472      2,402        1,744
Accrued expenses                               36,817     34,090       35,417
Net payable to Financing and Insurance
  Operations                                      529      1,557        1,243
                                               ------     ------      -------
  Total current liabilities                    58,669     56,346       57,739
Long-term debt                                 16,794     10,726        9,320
Postretirement benefits other than pensions    34,138     34,515       34,276
Pensions                                        9,742     10,790        3,443
Other liabilities and deferred income taxes    15,764     13,794       14,183
                                              -------    -------      -------
  Total Automotive, Communications Services,
    and Other Operations liabilities          135,107    126,171      118,961
Financing and Insurance Operations
Accounts payable                                8,558      7,900        6,936
Debt                                          168,265    153,186      144,846
Other liabilities and deferred income taxes    16,326     16,259       14,577
                                              -------    -------      -------
  Total Financing and Insurance
    Operations liabilities                    193,149    177,345      166,359
                                              -------    -------      -------
    Total liabilities                         328,256    303,516      285,320
Minority interests                                817        746          700
Stockholders' equity
$1-2/3 par value common stock
  (issued, 561,337,257; 559,044,427;
  and 554,439,259 shares)                         936        932          924
Class H common stock (issued,
  958,110,735; 877,505,382; and
  877,032,955 shares)                              96         88           88
Capital surplus (principally
  additional paid-in capital)                  21,561     21,519       21,330
Retained earnings                               9,291      9,463        9,565
                                               ------     ------       ------
    Subtotal                                   31,884     32,002       31,907
Accumulated foreign currency
  translation adjustments                      (3,009)    (2,919)      (2,825)
Net unrealized loss on derivatives               (286)      (307)        (392)
Net unrealized gains on securities                141        512          179
Minimum pension liability adjustment           (9,598)    (9,581)         (45)
                                               ------     ------       ------
    Accumulated other comprehensive loss      (12,752)   (12,295)      (3,083)
                                               ------     ------       ------
      Total stockholders' equity               19,132     19,707       28,824
                                              -------    -------      -------
Total liabilities and stockholders' equity   $348,205   $323,969     $314,844
                                              =======    =======      =======



                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                      Nine Months Ended September 30,
                                                      -------------------------------
                                                     2002                         2001
                                          -------------------------     -------------------------
                                          Automotive,     Financing     Automotive,     Financing
                                          Comm.Serv.         and        Comm.Serv.         and
                                          and Other       Insurance     and Other       Insurance
                                          ---------       ---------     ---------       ---------
                                                     (dollars in millions)
Net cash provided by (used in)
  operating activities                       $7,931         $7,706        $5,509            $902

Cash flows from investing activities
Expenditures for property                    (4,920)           (70)       (6,287)            (53)
Investments in marketable securities
  - acquisitions                             (1,391)       (34,002)         (840)        (25,071)
Investments in marketable securities
  - liquidations                                821         31,889         1,172          25,205
Mortgage loans held for investment - net          -         (8,812)            -             501
Mortgage servicing rights - acquisitions          -            206             -            (884)
Mortgage servicing rights - liquidations          -              1             -              17
Finance receivables - acquisitions                -       (181,246)            -        (166,597)
Finance receivables - liquidations                -         87,051             -         103,919
Proceeds from sales of finance receivables        -         85,684             -          63,798
Operating leases - acquisitions              (4,215)       (13,200)       (4,480)        (10,586)
Operating leases - liquidations               4,017         11,105         4,783           9,239
Investments in companies, net of
  cash acquired                                (156)          (150)         (679)           (446)
Other                                           672           (169)         (146)           (391)
                                              -----         ------         -----           -----
Net cash used in investing activities        (5,172)       (21,713)       (6,477)         (1,349)
                                              -----         ------         -----           -----

Cash flows from financing activities
Net (decrease) increase in loans payable       (930)         8,437          (464)        (19,885)
Long-term debt - borrowings                   9,697         19,582         4,533          42,791
Long-term debt - repayments                  (3,731)       (17,826)       (2,673)        (13,817)
Repurchases of common and preference stocks     (97)             -          (264)              -
Proceeds from issuing common stocks              64              -            91               -
Proceeds from sales of treasury stocks           19              -           222               -
Cash dividends paid to stockholders            (887)             -          (900)              -
                                              -----         ------           ---           -----
Net cash provided by financing activities     4,135         10,193           545           9,089
                                              -----         ------           ---           -----

Effect of exchange rate
  changes on cash and
  cash equivalents                              372              1           (69)             (5)
Net transactions with Automotive/
  Financing Operations                       (1,028)         1,028          (728)            728
                                              -----          -----         -----             ---
Net (decrease) increase in cash
  and cash equivalents                        6,238         (2,785)       (1,220)          9,365
Cash and cash equivalents at
  beginning of the period                     8,432         10,123         9,119           1,165
                                             ------         ------         -----         -------
Cash and cash equivalents at
  end of the period                         $14,670         $7,338        $7,899         $10,530
                                             ======          =====         =====          ======


      HUGHES THIRD QUARTER 2002 RESULTS DRIVEN BY CONTINUED STRONG DIRECTV
                           U.S. FINANCIAL PERFORMANCE

           DIRECTV U.S. Revenues Increase 19% to 1,616 Million; EBITDA
                    Increases Nearly Ten Fold to $196 Million

     El Segundo, Calif., October 14, 2002 - Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported third quarter 2002 revenues increased 5.3% to $2,214.2 million, compared with $2,103.3 million in the third quarter of 2001. EBITDA1 for the quarter increased to $243.5 million compared with $76.5 million in the third quarter of last year. EBITDA margin1 was 11.0% in the quarter compared with an EBITDA margin of 3.6% last year. Included in the 2001 third quarter results were one time charges primarily related to severance of $65.3 million. Excluding these charges, EBITDA was $141.8 million and EBITDA margin was 6.7%. The operating loss for the third quarter of 2002 was $23.0 million compared with an operating loss (excluding the severance charges) of $138.4 million in the third quarter of 2001.

     "The increases in HUGHES' third quarter revenues and EBITDA were driven mainly by superior operating performance at DIRECTV U.S.," said Jack A. Shaw, HUGHES' president and chief executive officer. "Over the past few quarters, we have implemented several changes at the DIRECTV U.S. business that were specifically designed to maximize subscriber returns and cash flow. For example, we have reduced our distribution costs while improving subscriber activation rates, changed the pricing on our programming packages to create better value for customers and improve our margins, and we continue to vigorously attack the pirates who are illegally receiving our service. As a result of these changes, we believe that we are attaining higher quality customers and achieving a better return on our subscriber investment-albeit sometimes at the expense of faster subscriber growth. Considering the 19% increase in DIRECTV U.S. quarterly revenues and a nearly ten-fold increase in EBITDA compared with last year, it is clear that these changes are generating the desired results."

     Shaw continued, "In the third quarter, DIRECTV U.S added 206,000 net subscribers compared with our original estimate for the quarter of 250,000 - 300,000 subscribers. This shortfall was due to increased churn resulting from our decision to aggressively fight signal piracy by replacing customers' older generation conditional access cards as well as slightly lower than expected sales through our national distribution network. At the same time, consistent with our goal to maximize profitability, third quarter DIRECTV U.S. EBITDA of $196 million was 31% higher than our original guidance."

     Regarding the pending merger with EchoStar Communications, Shaw added, "We are disappointed that the Federal Communications Commission has designated the matter for administrative hearing. We will continue to work aggressively within the context of the FCC and Department of Justice processes to achieve approval of the merger."

  For the full year, HUGHES is reducing its consolidated  revenue forecast to a range of $8.9 billion to $9.0 billion from a prior range of $9.0 billion to $9.2 billion and is updating its EBITDA guidance to approximately $750 million from a range of $750 million to $850 million. The benefits from the increase in DIRECTV U.S.' full year revenue and EBITDA guidance due to its continued strong performance is more than offset by the negative effects from the devaluation impact on DIRECTV Latin America and the slumping telecommunications market on
HNS. HUGHES is also improving its guidance for cash requirements to approximately $700 million from a prior range of $1.2 billion to $1.4 billion. The improvement is mostly due to the cash provided from the sale of equity investments as well as ongoing efforts to conserve cash. Please see the table at the end of this press release for a complete listing of HUGHES' current guidance.

     The improvements in DIRECTV U.S. revenues and EBITDA in the third quarter were partially offset by the further devaluation of several foreign currencies which has negatively impacted the DIRECTV business in Latin America, the absence of sales-type lease contracts at PanAmSat and lower sales in the Carrier businesses of Hughes Network Systems (HNS).

     In the third quarter of 2002, HUGHES reported an operating loss of $23.0 million compared with an operating loss of $203.7 million in 2001. This lower operating loss was due to the higher EBITDA and the elimination of approximately $70 million of amortization expense for goodwill and intangible assets in 2002 in accordance with Statement of Financial Accounting Standards Number 142 "Goodwill and Other Intangible Assets" (SFAS 142). These changes were partially offset by higher depreciation expense, mostly at DIRECTV U.S. due to the launch of two new satellites and additional infrastructure expenditures made during the last year.

     HUGHES had a third quarter 2002 net loss of $13.6 million compared to a net loss of $227.2 million in the same period of 2001. In addition to the lower operating loss, also impacting the results in the third quarter of 2002 was a pre-tax gain of $158 million resulting from the sale of 8.8 million shares of Thomson Multimedia common stock, a $32 million write-down of two equity investments, a pre-tax loss of $25 million related to the sale of SkyPerfecTV! common stock and increased net interest expense. The third quarter 2001 net loss included a pre-tax charge of $212 million from the write-down of HUGHES' SkyPerfecTV! investment, a pre-tax gain of $108 million that resulted from the sale of 4.1 million shares of Thomson Multimedia common stock, and a favorable adjustment to the expected costs associated with the shutdown of the DIRECTV Japan business.

                           NINE-MONTH FINANCIAL REVIEW

     For the first nine months of 2002, revenues increased 8.0% to $6,462.1 million compared to $5,981.4 million in the first nine months of 2001. This increase was primarily due to continued subscriber growth at DIRECTV in the United States partially offset by lower sales in the Carrier businesses of HNS and the absence of sales-type lease contracts at PanAmSat.

     EBITDA through September of 2002 was $500.8 million and EBITDA margin was 7.7%, compared to EBITDA of $271.7 million and EBITDA margin of 4.5% in the first nine months of 2001. The 84.3% increase in EBITDA and the increase in EBITDA margin were primarily attributable to additional gross profit gained from the DIRECTV U.S. revenue growth and lower subscriber acquisition costs, a $95 million one-time gain based on the favorable resolution of litigation related to the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten HUGHES' satellites, and the $65 million charge primarily related to severance recorded in 2001. These improvements were partially offset by the devaluation of several foreign currencies and the costs associated with the 2002 World Cup in the DIRECTV Latin America business, and a one-time EBITDA charge of $48 million related to losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation (GECC).


     HUGHES' operating loss for the first nine months of 2002 was $289.3 million compared with an operating loss of $579.2 million in the same period of 2001. The lower loss was due to the higher EBITDA and the elimination of approximately $204 million of amortization expense for goodwill and intangible assets in 2002 in accordance with SFAS 142. These changes were partially offset by higher depreciation expense, particularly at DIRECTV U.S. due to the recent launch of two new satellites and additional infrastructure expenditures made during the last year.

     For the first nine months of 2002, net losses totaled $325.1 million compared to net losses of $489.0 million in the same period of 2001. The lower net loss was principally due to the lower operating loss, the write-down of HUGHES' SkyPerfecTV! investment in 2001, the larger pre-tax gain on the sale of HUGHES' Thomson Multimedia common stock in 2002 compared to 2001, and an improved effective tax rate due to the favorable resolution of certain tax contingencies. These improvements were partially offset by an increase in net interest expense including a charge of $74 million related to the GECC settlement in 2002 and the discontinuation of the minority interest adjustment related to DIRECTV Latin America.

                  SEGMENT FINANCIAL REVIEW: THIRD QUARTER 2002

                            Direct-To-Home Broadcast

     Third quarter 2002 revenues for the segment increased 13.3% to $1,781.0 million from $1,572.6 million in the third quarter of 2001. The segment had EBITDA of $139.4 million compared with negative EBITDA of $74.2 million in the third quarter of 2001. Operating loss was $29.6 million in the third quarter of 2002 compared with an operating loss of $245.4 million in the same period last year.

     United States: Excluding subscribers in the National Rural Telecommunications Cooperative (NRTC) territories, DIRECTV's owned and operated gross subscriber additions in the quarter were 682,000 and after accounting for churn, DIRECTV added 206,000 net subscribers. DIRECTV owned and operated subscribers totaled 9.20 million as of September 30, 2002, 14% more than the
8.05 million cumulative subscribers attained as of September 30, 2001. For the third quarter of 2002, the total number of subscribers in NRTC territories fell by 31,000, reducing the total number of NRTC subscribers as of September 30, 2002, to 1.72 million. As a result, the DIRECTV platform ended the quarter with
10.92 million total subscribers.

     DIRECTV reported quarterly revenues of $1,616 million, an increase of 19% from last year's third quarter revenues of $1,363 million. The increase was due to continued subscriber growth and higher monthly revenue per subscriber.

    EBITDA for the third quarter of 2002 was $196 million. Excluding a $48 million one-time charge primarily related to severance, EBITDA in the same period of 2001 was $20 million. The increased EBITDA was primarily due to the additional gross profit gained from DIRECTV's increased revenue, lower general and administrative expenses and lower subscriber acquisition costs. Operating profit in the current quarter increased to $94 million compared with an operating loss, excluding the severance charge, of $93 million in 2001 principally due to the improved EBITDA and reduced amortization expense in accordance with SFAS 142. These increases were partially offset by higher depreciation expense, mostly related to the launch of the DIRECTV 4S satellite in December 2001 and DIRECTV 5 in May 2002, as well as additional infrastructure expenditures made during the last year.

     Please refer to the "Selected DIRECTV U.S. Financial Highlights" attachment
for  additional   information  on  DIRECTV's  subscribers  and  other  important financial metrics.

     DIRECTV DSL: In the third quarter of 2002, the DIRECTV DSL service added approximately 18,000 net customers. As of September 30, 2002, DIRECTV DSL had about 151,000 residential broadband customers in the United States compared with about 73,000 customers as of September 30, 2001, representing an increase of approximately 107%.

     The DIRECTV DSL service had third quarter 2002 revenues of $20 million compared with $9 million reported in the third quarter of 2001. The increase was driven by the larger subscriber base and an increase in monthly revenue per subscriber.

     DIRECTV DSL had negative EBITDA of $27 million in the quarter compared with negative EBITDA of $33 million in the same period last year. This improvement was driven by the additional gross profit gained from the revenue growth as well as improved operational efficiencies. DIRECTV DSL's operating loss in the third quarter of 2002 decreased to $40 million compared with an operating loss of $44 million in 2001 primarily due to the improved EBITDA.

     Latin America: Due to extremely difficult economic conditions in several countries throughout the region, the DIRECTV service in Latin America lost 65,000 net subscribers in the third quarter of 2002. As a result, the total number of subscribers in Latin America as of the end of the quarter was approximately 1,604,000 compared with about 1,497,000 as of September 30, 2001.

     Revenues for DIRECTV Latin America were $146 million for the quarter compared with $201 million in the third quarter of 2001. This decrease was due to the devaluation of several foreign currencies, the most significant of which was in Argentina.

     DIRECTV Latin America had negative EBITDA of $29 million in the quarter. Excluding a $10 million one-time charge primarily related to severance, EBITDA in the same period of 2001 was negative $7 million. The decrease in EBITDA was primarily due to the devaluation of several foreign currencies in the region. DIRECTV Latin America's operating loss increased to $84 million in the quarter from an operating loss, excluding the severance charge, of $53 million in the same period of 2001. The increased loss was due to the increased negative EBITDA and higher depreciation expense associated with additional infrastructure expenditures partially offset by reduced amortization expense in accordance with SFAS 142.

                               Satellite Services

     PanAmSat, which is 81%-owned by HUGHES, generated third quarter 2002 revenues of $199.1 million compared with $252.9 million in the same period of the prior year. EBITDA for the quarter was $145.4 million and EBITDA margin was 73.0%. Excluding an approximately $7 million one-time charge primarily related to severance, EBITDA in the third quarter of 2001 was $173.1 million and EBITDA margin was 68.5%. The decrease in revenues and EBITDA was primarily due to a $46 million sales-type lease recorded in the third quarter of 2001. The increase in EBITDA margin was primarily due to the company's continued focus on reducing its operating costs. Operating profit for the quarter was $66.4 million compared with operating profit, excluding the severance charge, of $69.0 million in the third quarter of 2001. The decline was primarily due to the reduced EBITDA mostly offset by lower amortization expense in accordance with SFAS 142 and lower depreciation expense.

     As of September 30, 2002, PanAmSat had contracts for satellite services representing future payments (backlog) of over $5.50 billion compared to approximately $5.55 billion at the end of the second quarter of 2002.


                                 Network Systems

     Hughes Network Systems (HNS) generated third quarter 2002 revenues of $300.2 million compared with $339.7 million in the third quarter of 2001. The decline was due to lower sales in the Carrier businesses primarily related to the substantial completion of the XM Satellite Radio and Thuraya Satellite Telecommunications Company contracts partially offset by higher DIRECTV receiver shipments. HNS shipped 737,000 DIRECTV receiver systems in the third quarter of 2002 compared to 500,000 units in the same period last year.

     Additionally, HNS added approximately 15,000 net DIRECWAY residential and small office/home office (SOHO) broadband customers in the quarter. As of September 30, 2002, DIRECWAY had approximately 138,000 residential and SOHO subscribers in North America compared to 87,000 one year ago, a 59% increase.

     Excluding one-time adjustments of $9 million for severance costs and an inventory provision, HNS reported negative EBITDA of $16.5 million in the quarter compared to negative EBITDA of $22.6 million in the third quarter of 2001. Improved margins in the Satellite Broadband and Set-Top Box businesses were partially offset by the lower EBITDA associated with the decline in sales in the Carrier businesses. HNS' operating loss of $36.5 million, before the one-time adjustments, was slightly higher than the prior year's loss of $35.1 million. The change in operating loss was attributable to the increased depreciation and amortization expense associated with additional infrastructure expenditures, partially offset by the improved EBITDA.

                                  BALANCE SHEET

     From December 31, 2001 to September 30, 2002, the company's consolidated cash balance increased $163.1 million to $863.2 million and total debt increased $728.7 million to $3,376.0 million. The major uses of cash were $1,030.7 million for satellite and capital expenditures, the payment of $180 million to GECC and the final purchase price adjustment payment of $134 million to the Raytheon Company. Additionally, in the first nine months of 2002 were receipts of $215 million from an insurance claim on the PAS-7 satellite, $211 million for the sale of Thomson Multimedia common stock and $95 million from the resolution of the breach of contract lawsuit with NASA.

     Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

     A live webcast of HUGHES' third quarter 2002 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5572. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 719-457-0820, code: 278463) beginning at 2:00 p.m. ET on Wednesday, October 16.

                            Hughes Financial Guidance
--------------------------------------------------------------------------------
                            Fourth Quarter    Prior Full Year    Revised Full
                                 2002              2002            Year 2002
--------------------------------------------------------------------------------
HUGHES
--------------------------------------------------------------------------------
   Revenues                  $2.4 - $2.5B       $9.0 - 9.2B       $8.9 - 9.0B
--------------------------------------------------------------------------------
   EBITDA                    $225 - $275M       $750 - 850M         ~$750M
--------------------------------------------------------------------------------
   Cash Requirements            ~$300M          $1.2 - 1.4B         ~$700M

--------------------------------------------------------------------------------

DIRECTV U.S.
--------------------------------------------------------------------------------
   Revenues                    ~$1.75B            ~$6.3B            ~$6.38B
--------------------------------------------------------------------------------
   EBITDA                       ~$150M         $525 - 545M#         ~$580M#
--------------------------------------------------------------------------------
   Net Subscriber Adds       250 - 300K##         ~1.2M##        1.0 - 1.05M##
--------------------------------------------------------------------------------

DIRECTV DSL
--------------------------------------------------------------------------------
   Revenues                    $20 -25M            ~$75M           No Change
--------------------------------------------------------------------------------
   EBITDA                      ~$(30)M        $(110) - (120)M      No Change
--------------------------------------------------------------------------------
   Net Subscriber Adds         10 - 25K          70 - 85K          No Change
--------------------------------------------------------------------------------

DIRECTV Latin America
--------------------------------------------------------------------------------
   Revenues                  $130 - 160M         $745-765M        $670 - 700M
--------------------------------------------------------------------------------
   EBITDA                    $(10) - 10M      $(135) - (155)M   $(180) - (200)M
--------------------------------------------------------------------------------
   Net Subscriber Adds            ~0            120 - 140K            ~0
--------------------------------------------------------------------------------

Hughes Network Systems
--------------------------------------------------------------------------------
   Revenues                     ~$400M            ~$1.3B            ~$1.2B
--------------------------------------------------------------------------------
   EBITDA                     $(5) - 5M        $(50) - (75)M     $(85) - (95)M
--------------------------------------------------------------------------------
   DIRECWAY Net Sub Adds         ~35K              ~100K             ~75K
--------------------------------------------------------------------------------

PanAmSat
--------------------------------------------------------------------------------
   Revenues                  $190 - 200M        $790 - 825M       $805 - 815M
--------------------------------------------------------------------------------
   New Outright Sales            None                              No Change
     and Sales-                                     None
     Type Leases
--------------------------------------------------------------------------------
   EBITDA Margin                 ~72%          70% or higher     72% or higher
--------------------------------------------------------------------------------
   EBITDA                    $135 - 150M        $570 - 590M       $580 - 595M
--------------------------------------------------------------------------------
#   Excludes $56 million EBITDA charge for loss related to GECC lawsuit
##  Excludes subscribers in NRTC territories

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. EBITDA does not reflect the funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.



                                       ###


   Selected DIRECTV U.S. Financial Highlights
   ------------------------------------------------------------------------------------------
                                                            Quarters Ended
                                          ---------------------------------------------------
                                             9/30/01  12/31/01  3/31/02   6/30/02   9/30/02
   DIRECTV U.S. Key Performance Metrics
   ------------------------------------------------------------------------------------------
     Average Revenue per User (ARPU),$(1)    $57.30    $61.35   $56.70    $58.10    $59.20
   ------------------------------------------------------------------------------------------
     Subscriber Acquisition Cost (SAC)$(2)     $560      $565     $525      $530      $535
   ------------------------------------------------------------------------------------------
     Churn, %  (3)                              1.9%      1.7%     1.6%      1.7%      1.7%
   ------------------------------------------------------------------------------------------
     Pre-Marketing Cash Flow (PMCF), %           40%       38%      39%       40%       41%
   ------------------------------------------------------------------------------------------

   Subscriber Detail (in millions)
   ----------------------------------
     DIRECTV - Owned & Operated
   ----------------------------------------------=-------------------------------------------
       Residential                             7.55      7.88     8.27      8.46      8.68
   ------------------------------------------------------------------------------------------
       Commercial                              0.31      0.33     0.34      0.37      0.38
   ------------------------------------------------------------------------------------------
       Suspended                               0.19      0.23     0.18      0.16      0.14
   ------------------------------------------------------------------------------------------
         Total DIRECTV - Owned & Operated (4)  8.05      8.44     8.79      8.99      9.20
   ------------------------------------------------------------------------------------------
     NRTC, Total  (5)                          1.87      1.89     1.75      1.75      1.72
   ------------------------------------------------------------------------------------------
           Grand Total                         9.92     10.33    10.54     10.74     10.92
   ------------------------------------------================================================

     (1) Total revenue divided by average period-end total DIRECTV Owned & Operated customers
     (2) Sales and marketing acquisition costs divided by DIRECTV Owned & Operated customer gross adds in the period; includes advanced and leased set-top boxes
     (3) Net customer disconnects divided by average period-end DIRECTV Owned and Operated customers
     (4)  Excludes pending customers to reflect policy change effective 1/1/02
     (5) Reflects DIRECTV billing system data except Q1 and Q2 2002 which also reflect Pegasus Communicatons Corp. policy change and adjustments reported in Pegasus' Form 10Q filings
   -----------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                                           Nine Months
                                                      Third Quarter    Ended September 30,
                                                    ------------------ ------------------
                                                      2002     2001      2002     2001
---------------------------------------------------------------------- ------------------
Revenues
Direct broadcast, leasing and other services        $1,972.3  $1,830.9 $5,834.3  $5,267.7
Product sales                                          241.9     272.4    627.8     713.7
-----------------------------------------------------------------------------------------
Total Revenues                                       2,214.2   2,103.3  6,462.1   5,981.4
-----------------------------------------------------------------------------------------
Operating Costs and Expenses,
    Exclusive of Depreciation and
    Amortization Expense Shown Below
Broadcast programming and other costs                  957.2     830.1  2,939.3   2,355.4
Cost of products sold                                  209.5     246.7    567.2     590.4
Selling, general and administrative expenses           804.0     950.0  2,454.8   2,763.9
Depreciation and amortization                          266.5     280.2    790.1     850.9
-----------------------------------------------------------------------------------------
Total Operating Costs and Expenses                   2,237.2   2,307.0  6,751.4   6,560.6
-----------------------------------------------------------------------------------------

Operating Loss                                         (23.0)   (203.7)  (289.3)   (579.2)

Interest income                                          5.4       9.4     17.1      52.2
Interest expense                                       (76.4)    (40.6)  (275.1)   (134.0)
Other, net                                              78.7     (86.3)    46.0     (90.0)
-----------------------------------------------------------------------------------------
Loss Before Income Taxes, Minority Interests and
      Cumulative Effect of Accounting Change           (15.3)   (321.2)  (501.3)   (751.0)

Income tax benefit                                       5.8      93.1    190.5     217.8
Minority interests in net (earnings) losses
  of subsidiar                                          (4.1)      0.9    (14.3)     51.6
-----------------------------------------------------------------------------------------

Loss before cumulative effect of accounting change     (13.6)   (227.2)  (325.1)   (481.6)
Cumulative effect of accounting change, net of taxes       -         -        -      (7.4)
-----------------------------------------------------------------------------------------

Net Loss                                               (13.6)   (227.2)  (325.1)   (489.0)

Adjustment to exclude the effect of
  GM purchase accounting                                   -       0.9        -       2.5
-----------------------------------------------------------------------------------------

Loss excluding the effect of GM purchase accounting    (13.6)   (226.3)  (325.1)   (486.5)

Preferred stock dividends                                  -     (24.1)   (46.9)    (72.3)
-----------------------------------------------------------------------------------------

Loss Used for Computation of
      Available Separate Consolidated
      Net Income (Loss)                               $(13.6)  $(250.4) $(372.0)  $(558.8)
=========================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                      958.1     876.8    906.6     876.0
Average Class H dividend base (in millions)
      (Denominator)                                  1,381.7   1,300.5  1,330.2   1,299.7
Available Separate Consolidated Net Income (Loss)      $(9.4)  $(168.8) $(253.5)  $(376.6)
=========================================================================================


 CONSOLIDATED BALANCE SHEETS
 (Dollars in Millions)                            September 30,
                                                      2002         December 31,
 ASSETS                                           (Unaudited)          2001
 ------------------------------------------------------------------------------
 Current Assets
 Cash and cash equivalents                               $863.2         $700.1
 Accounts and notes receivable                          1,068.8        1,090.5
 Contracts in process                                     142.8          153.1
 Inventories                                              272.6          360.1
 Deferred income taxes                                    143.6          118.9
 Prepaid expenses and other                               955.7          918.4
 ------------------------------------------------------------------------------

 Total Current Assets                                   3,446.7        3,341.1
 Satellites, net                                        4,940.2        4,806.6
 Property, net                                          2,138.6        2,197.8
 Goodwill, net                                          6,715.3        6,496.6
 Intangible Assets, net                                   445.9          660.2
 Net Investment in Sales-type Leases                      167.8          227.0
 Investments and Other Assets                             910.2        1,480.8
 ------------------------------------------------------------------------------

 Total Assets                                         $18,764.7      $19,210.1
 ==============================================================================

 LIABILITIES AND STOCKHOLDER'S EQUITY
 ------------------------------------------------------------------------------
 Current Liabilities
 Accounts payable                                      $1,143.9       $1,227.5
 Deferred revenues                                        190.4          178.5
 Short-term borrowings and current portion of             985.4        1,658.5
 long-term debt
 Accrued liabilities and other                          1,230.9        1,342.0
 ------------------------------------------------------------------------------

 Total Current Liabilities                              3,550.6        4,406.5
 Long-Term Debt                                         2,390.6          988.8
 Other Liabilities and Deferred Credits                 1,250.2        1,465.1
 Deferred Income Taxes                                    560.5          746.5
 Commitments and Contingencies
 Minority Interests                                       547.6          531.3
 Stockholder's Equity                                  10,465.2       11,071.9
 ------------------------------------------------------------------------------

 Total Liabilities and Stockholder's Equity           $18,764.7      $19,210.1
 ==============================================================================

 Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).



 SELECTED SEGMENT DATA
 (Dollars in Millions)
 (Unaudited)
                                                                      Nine Months
                                         Third Quarter            Ended September 30,
                                     --------------------        ---------------------
                                      2002        2001            2002          2001
 -------------------------------------------------------------------------------------
 DIRECT-TO-HOME BROADCAST
 Total Revenues                    $1,781.0    $ 1,572.6       $ 5,218.5    $ 4,590.2
 EBITDA (1)                        $  139.4    $   (74.2)      $    97.4    $   (69.5)
 EBITDA Margin (1)                     7.8%          N/A            1.9%          N/A
 Operating Loss                    $  (29.6)   $  (245.4)      $  (381.5)   $  (573.8)
 Depreciation and Amortization     $  169.0    $   171.2       $   478.9    $   504.3
 Capital Expenditures              $  103.9    $   168.6       $   400.6    $   522.5

 -------------------------------------------------------------------------------------
 SATELLITE SERVICES
 Total Revenues                    $  199.1    $   252.9       $   615.5    $   666.4
 EBITDA (1)                        $  145.4    $   166.2       $   447.2    $   440.7
 EBITDA Margin (1)                    73.0%        65.7%           72.7%        66.1%
 Operating Profit                  $   66.4    $    62.1       $   184.5    $   136.0
 Operating Profit Margin              33.4%        24.6%           30.0%        20.4%
 Depreciation and Amortization     $   79.0    $   104.1       $   262.7    $   304.7
 Capital Expenditures              $   76.5    $    80.3       $   260.0    $   241.7

 -------------------------------------------------------------------------------------
 NETWORK SYSTEMS
 Total Revenues                    $  300.2    $   339.7       $   797.4    $   890.1
 EBITDA (1)                        $  (25.5)   $   (22.6)      $   (88.1)   $   (97.7)
 Operating Loss                    $  (45.5)   $   (35.1)      $  (142.7)   $  (144.2)
 Depreciation and Amortization     $   20.0    $    12.5       $    54.6    $    46.5
 Capital Expenditures              $   99.3    $   121.9       $   315.4    $   467.2

 -------------------------------------------------------------------------------------
 ELIMINATIONS and OTHER
 Total Revenues                    $  (66.1)   $   (61.9)      $  (169.3)   $  (165.3)
 EBITDA (1)                        $  (15.8)   $     7.1       $    44.3    $    (1.8)
 Operating Profit (Loss)           $  (14.3)   $    14.7       $    50.4    $     2.8
 Depreciation and Amortization     $   (1.5)   $    (7.6)      $    (6.1)   $    (4.6)
 Capital Expenditures              $   22.6    $    (4.8)      $    54.7    $    (4.0)

 -------------------------------------------------------------------------------------
 TOTAL
 Total Revenues                    $2,214.2    $ 2,103.3       $ 6,462.1    $ 5,981.4
 EBITDA (1)                        $  243.5    $    76.5       $   500.8    $   271.7
 EBITDA Margin (1)                    11.0%         3.6%            7.7%         4.5%
 Operating Loss                    $  (23.0)   $  (203.7)      $  (289.3)   $  (579.2)
 Depreciation and Amortization     $  266.5    $   280.2       $   790.1    $   850.9
 Capital Expenditures              $  302.3    $   366.0       $ 1,030.7    $ 1,227.4

 =====================================================================================

---------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. EBITDA does not reflect the funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.


                                       ###

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    October 15, 2002
        ----------------
                                            By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)